EXHIBIT 10.4(i)
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 8th day of November, 2019 by and between Southern Bank (hereinafter referred to as the “Bank”), and Greg Steffens (the “Employee”).

WHEREAS, the Employee is currently serving as President and Chief Executive Officer of the Bank and Southern Missouri Bancorp, Inc., the parent company of the Bank (the “Company”);

WHEREAS, the Bank and the Employee previously entered into an employment agreement dated June 30, 1999 (the “Prior Agreement”);
WHEREAS, the board of directors of the Bank (the “Board of Directors”) believes it is in the best interests of the Bank and its affiliates and subsidiaries for the Bank to enter into this Agreement with the Employee, which amends and restates the Prior Agreement in its entirety, in order to (a) ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, or any successor provision (the “Code”), and (b) make certain other changes; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.  Definitions.

(a)  The term “Change in Control” means any of the following events: (1) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the outstanding stock of the Company or the Bank; (2) individuals who are members of the Board of Directors of the Company on the date hereof (the “Incumbent Board”) cease for any reason during any 12-month period to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company or the Bank that have a gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company or the Bank immediately before such acquisition or acquisitions; or (4) any other event which is not covered by the foregoing subsections but which the Board of Directors determines to affect control of the Company or the Bank and with respect to which the Board of Directors adopts a resolution that the event constitutes a Change in Control for purposes of this Agreement; provided that with respect to each of the events covered by clauses (1) through (4) above, the event must also be deemed to be either a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank within the meaning of Section 409A of the Code.

(b)  The term “Date of Termination” means the date upon which the Employee’s employment with the Bank ceases, as specified in a notice of termination pursuant to Section 11 of this Agreement, provided that all references in this Agreement to a Date of Termination that results in the payment of severance shall mean the date of the Employee’s involuntary Separation from Service.

(c)  The term “Effective Date” means the date of this Agreement, as set forth on page 1.

(d)  The term “Health Insurance Benefits” shall mean the benefits to be provided pursuant to Section 7(a) of this Agreement to the Employee and his dependents who are covered by the Bank at the time of the Employee’s Involuntary Termination (each such person, including the Employee, a “Covered Person” and collectively the “Covered Persons”) for the time period set forth in Section 7(a) of this Agreement (the “Coverage Period”), which benefits shall consist of the following: (i) the Company or the Bank shall pay 100% of the premiums for COBRA coverage for each such Covered Person until the earlier of (A) the expiration of the COBRA period, (B) the expiration of the Coverage Period, or (C) the death of such person; and (ii) if the Coverage Period extends beyond the expiration of the COBRA period, then in addition to the premiums specified in clause (i) above, the Company or the Bank shall pay 100% of the premiums for alternative policies which provide the Covered Persons with benefits substantially similar to the benefits then provided to executive officers of the Bank (or its successor) and their dependents; provided, however, that in the event that the continued participation of the Covered Person in any insurance plan as provided above is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the Coverage Period any such insurance plan is discontinued, then the Bank shall either (A) arrange to provide the Covered Person with alternative benefits substantially similar to those which the Covered Person would be entitled to receive under clauses (i) or (ii) above, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (B) in the event that the continuation of any insurance coverage as specified above would trigger the payment of an excise tax under Section 4980D of the Code or in the event such continued coverage is unable to be provided by the Company or the Bank, pay to the Employee within 30 days following the Date of Termination (or within 30 days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing continued coverage to the Covered Persons until the expiration of the Coverage Period, with the projected cost to be based on the costs being incurred immediately prior to the Involuntary Termination (or the discontinuation of the benefits if later), as increased by 15% on each scheduled renewal date. Any insurance premiums payable by the Bank as specified above shall be payable at such times and in such amounts (except that the Bank shall also pay any employee portion of the premiums) as if the Employee was still an executive officer of the Bank (or its successor), subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year.

(e)  The term “Involuntary Termination” means a termination of the employment of the Employee (i) by the Bank without his express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including any of the following actions unless consented to in writing by the Employee:  (1) a change in the principal workplace of the Employee to a location outside of a 30-mile radius from the Bank’s headquarters office as of the Effective Date; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Bank- or Company-wide reduction in staff; (4) a material reduction in the Employee’s salary or a material adverse change in the Employee’s perquisites, benefits, contingent benefits or vacation, other than prior to a Change in Control as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Company; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the Board of Directors (or a board of directors of a successor of the Bank) to elect him as President and Chief Executive Officer of the Bank (or a successor of the Bank) or any action by the Board of Directors (or a board of directors of a successor of the Bank) removing him from any of such office; provided in each case that Involuntary Termination shall mean a Separation from Service as defined herein and that also constitutes an involuntary Separation from Service under Treasury Regulation §1.409A-1(n). In addition, before the Employee terminates his employment pursuant to clauses (1) through (6) of the preceding sentence, the Employee must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days following the date it received the written notice from the Employee.  If the Bank remedies the condition within such thirty (30) day cure period, then the Employee shall not have the right to terminate his employment as the result of such event.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Employee may terminate his employment as the result of such event at any time within sixty (60) days following the expiration of such cure period.  All references in this Agreement to an Involuntary Termination that results in the payment of severance shall mean an involuntary Separation from Service under Treasury Regulation §1.409A-1(n). The term “Involuntary Termination” does not include Termination for Cause, termination of employment due to disability pursuant to Section 7(f) of this Agreement, retirement, death or suspension or temporary or permanent prohibition from participation in the conduct of the affairs of a depository institution under Section 8 of the Federal Deposit Insurance Act.

(f)  The term “Other Insurance Benefits” shall mean the group life insurance and long-term disability insurance benefits to be provided pursuant to Section 7(a) of this Agreement for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered an Involuntary Termination in the event such benefits were provided immediately prior to the Date of Termination, with (i) such benefits to be provided on the same terms as if the Employee had continued to remain employed as an executive officer of the Bank, (ii) such benefits to be provided until the expiration of the Coverage Period or the Employee’s death, whichever occurs first, and (iii) the Bank to pay 100% of the premiums for such continued insurance coverage; provided, however, that in the event that the continued participation of the Employee in any insurance plan specified above is barred, or during the Coverage Period any such insurance plan is discontinued, then the Bank shall either (A) arrange to provide the Employee with alternative benefits substantially similar to those which the Employee was entitled to receive under such insurance plan immediately prior to the Date of Termination, or (B) in the event such continued coverage is unable to be provided by the Bank, pay to the Employee within 30 days following the Date of Termination (or within 30 days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing continued coverage to the Employee until the expiration of the Coverage Period, with the projected cost to be based on the costs being incurred immediately prior to the Involuntary Termination (or the discontinuation of the benefits if later), as increased by 15% on each scheduled renewal date. Any insurance premiums payable by the Bank as specified above shall be payable at such times and in such amounts (except that the Bank shall also pay any employee portion of the premiums) as if the Employee was still an executive officer of the Bank (or its successor), subject to any increases in such amounts imposed by the insurance company, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year.

(g)  The term “Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.
(h)  The term “Separation from Service” shall mean a cessation or reduction in the Employee’s services for the Company and the Bank (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3)) that constitutes a “Separation from Service” as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h).
(i)  The terms “Termination for Cause” and “Terminated for Cause” mean termination of the employment of the Employee because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee to present his views on the matter to the Board either in person without counsel or in writing), stating that in the good faith opinion of the Board the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. The opportunity of the Employee to be heard before the Board shall not affect the right of the Employee to arbitration as set forth in Section 16 of this Agreement.

2.  Term.  The initial term of this Agreement shall be a period ending on December 31, 2022, subject to earlier termination as provided herein.  On each January 1st, commencing January 1, 2021, the term shall be extended for a period of one year in addition to the then-remaining term, provided that (a) the Bank has not given notice to the Employee in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further, and (b) prior to such anniversary, the Board of Directors of the Bank explicitly reviews and approves the extension.  References herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3.  Employment.  The Employee is employed as President and Chief Executive Officer of the Bank.  As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties of an officer of the Bank as the Board of Directors may prescribe from time to time. The Employee shall also render services to the Company and any subsidiary or subsidiaries of the Company or the Bank as requested by the Bank from time to time consistent with his executive position.  The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Bank to the extent necessary to discharge his responsibilities hereunder.

4.  Compensation.

(a)  Salary.  The Bank agrees to pay the Employee during the term of this Agreement the salary established by the Board of Directors, which shall be at least equal to the Employee’s salary in effect as of the Effective Date, provided that any amounts of salary actually paid to the Employee by any subsidiary or affiliate of the Bank shall reduce the amount to be paid to the Employee by the Bank.  The amount of the Employee’s salary shall be reviewed by the Board of Directors, beginning not later than the first anniversary of the Effective Date.  Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Bank under this Agreement.  The Employee’s salary in effect from time to time during the term of this Agreement shall not thereafter be reduced.

(b)  Discretionary Bonuses.  The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in discretionary bonuses as authorized and declared by the Board of Directors to its executive employees.  No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such bonuses when and as declared by the Board of Directors. Any bonus shall be paid not later than 2½ months after the year in which the Employee obtains a legally binding right to the bonus.  If the bonus cannot be paid by that date, then it shall be paid on the next following April 15, or such other date during the year as permitted under Section 409A.

(c)  Expenses.  The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

5. Benefits.

(a)  Participation in Retirement and Employee Benefit Plans.  The Employee shall be entitled to participate in all plans relating to pension, retirement, thrift, profit-sharing, group life insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof, in which the Bank’s executive officers participate.

 (b) Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any fringe benefit plans which are or may become applicable to the Bank’s executive officers.

6.  Vacations; Leave.  The Employee shall be entitled to annual paid vacation in accordance with the policies established by the Bank’s Board of Directors for executive officers and to voluntary leave of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7.  Termination of Employment.

(a)  Involuntary Termination.  The Board of Directors may terminate the Employee’s employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee’s right to compensation or other benefits under this Agreement. In the event of the Involuntary Termination of the Employee, if the Employee has offered to continue to provide the specific services contemplated to be provided by him pursuant to this Agreement and such offer has been declined, then the Bank shall, during the portion of the term of this Agreement remaining following the Date of Termination (the “Liquidated Damage Period”), as agreed upon liquidated damages for breach of contract, (i) pay to the Employee monthly one-twelfth of the Employee’s salary at the annual rate in effect immediately prior to the Date of Termination and one-twelfth of the average annual amount of cash bonus and cash incentive compensation of the Employee, based on the average amounts of such compensation earned by the Employee from the Bank for the two full calendar years preceding the Date of Termination, with such payments to commence as of the first business day of the month following the date of the Involuntary Termination, except as otherwise set forth below or in Sections 7(b) and (g) of this Agreement, (ii) provide Health Insurance Benefits to each Covered Person until the expiration of the remaining term of this Agreement or such Covered Person’s death, whichever first occurs, and (iii) provide Other Insurance Benefits until the expiration of the remaining term of this Agreement or the Employee’s death, whichever first occurs. If the Employee is a “Specified Employee” (as defined in Section 409A) at the time of his Separation from Service, then any payments under this Section 7(a) which are not covered by the separation pay plan exemption from Section 409A set forth in Treasury Regulation §1.409A-1(b)(9)(iii), and as such constitute deferred compensation under Section 409A, shall not be paid until the first business day of the later of (A) the seventh month following the Employee’s Separation from Service, or (B) the nineteenth month following the Effective Date, except that if the Employee dies beforehand, the payments shall be made on the first business day of the first month following the date of his death (the “Delayed Distribution Date”).  Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A.  To the extent permitted by Section 409A, amounts payable under this Section 7(a) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation (i.e., which are considered payable on account of an involuntary Separation from Service as herein defined pursuant to a separation pay plan).

(b)  Reduction of the Bank’s Obligations under Section 7(a).

(1)  In the event the Employee becomes entitled to receive a change in control payment pursuant to Section 7(e) hereof and agreed upon liquidated damages pursuant to Section 7(a) hereof, then in that event (i) the Bank’s obligation with respect to cash damages under Section 7(a) hereof shall be reduced (but not below zero) by the Employee’s “earned income” within the meaning of Section 911(d)(2)(A) of the Code, if any, earned from providing personal services during the Liquidated Damage Period, and (ii) the Bank’s obligation to provide Health Insurance Benefits or Other Insurance Benefits under Section 7(a) shall be reduced to the extent, if any, that the Employee receives such benefits, on no less favorable terms, from another employer during the Liquidated Damage Period.

(2)  The Employee agrees that in the event he becomes entitled to a change in control payment under Section 7(e) hereof and agreed upon liquidated damages pursuant to Section 7(a) hereof, throughout the Liquidated Damage Period, he shall promptly inform the Bank of the nature and amounts of earned income which he earns and the type of health and other insurance benefits he receives from providing services other than to the Bank or its successors, and shall provide such documentation of such earned income and insurance benefits as the Bank may request.  In the event of changes to such earned income or insurance benefits from time to time during the Liquidated Damage Period, the Employee shall inform the Bank of such changes, in each case within five business days after the change occurs, and shall provide such documentation concerning the change as the Bank may request.  Upon receipt of such information, the Bank shall be entitled to make appropriate adjustments to its obligations under Section 7(a) during the remainder of the Liquidated Damage Period.

(c)  Termination for Cause.    In the event of Termination for Cause, the Bank shall pay the Employee the Employee’s salary through the Date of Termination, and the Bank shall have no further obligation to the Employee under this Agreement.

(d)  Voluntary Termination.  The Employee’s employment may be voluntarily terminated by the Employee at any time upon 90 days’ written notice to the Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors of the Bank.  In the event of such voluntary termination, the Bank shall be obligated to continue to pay to  the Employee the Employee’s salary and benefits only through the Date of Termination, at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

(e)  Change in Control.  In the event that the Employee experiences an Involuntary Termination within the 12 months preceding, at the time of, or within 12 months following a Change in Control, then in addition to the Bank’s obligations under Section 7(a) of this Agreement, the Bank shall pay to the Employee an amount equal to 299% of the Employee’s “base amount” as determined under Section 280G of the Code, with such amount to be paid in equal monthly installments over the then remaining Liquidated Damage Period, except as set forth below or in Sections 7(g) and 8 below. If the Employee is a “Specified Employee” (as defined in Section 409A) at the time of his Separation from Service, then payments under this Section 7(e) which are not covered by the separation pay plan exemption from Section 409A set forth in Treasury Regulation §1.409A-1(b)(9)(iii), and as such constitute deferred compensation under Section 409A, shall not be paid until the Delayed Distribution Date. Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A.  To the extent permitted by Section 409A, amounts payable under this Section 7(e) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation (i.e., which are considered payable on account of an involuntary Separation from Service as herein defined pursuant to a separation pay plan).  All rights of the Employee under Section 7(a) and this Section 7(e) shall survive a termination of this Agreement.

(f)  Death; Disability.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employee’s estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the salary of the Employee through the last day of the calendar month in which the Employee died.  If the Employee becomes disabled as defined in the Bank’s then current disability plan, if any, or if the Employee is otherwise unable to serve as President and Chief Executive Officer, the Employee shall be entitled to receive group and other disability income benefits of the type, if any, then provided by the Bank for executive officers.

(g)  Year-End Straddle Provision. Notwithstanding any other provision contained in this Agreement, in the event any payment under this Section 7 is made contingent upon the execution of a general release and the time period that the Employee has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.  Payments that would have otherwise been made in the year in which the Date of Termination occurs in the absence of this Section 7(g) shall be accumulated without interest and paid in the immediately succeeding calendar year as soon as practicable following the execution of the general release and the expiration of the revocation period.

8.  Certain Reduction of Payments by the Bank.

(a)  If the payments and benefits pursuant to Section 7 hereof, either alone or together with other payments and benefits which the Employee has the right to receive from the Bank and the Company or their successors, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 7 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 7 being non‑deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  If the payments and benefits under Section 7 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the insurance benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 7 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 8 shall result in a reduction of any payments or benefits to which the Employee may be entitled upon termination of employment under any circumstances other than as specified in this Section 8, or a reduction in the payments and benefits specified in Section 7 below zero.

(b)  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

9.  Attorneys’ Fees.  In the event the Bank exercises its right of Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 16 that Cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, then the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees, incurred in challenging such termination or collecting such amounts.  Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement. The Bank agrees to pay such legal fees and related expenses to the extent permitted by law within 60 days following the date the Employee provides notice to the Bank with respect to such amounts, and in the event it is subsequently determined that the Employee is not entitled to such payments as a result of the proviso clause in the preceding sentence, the Employee shall repay to the Bank within 60 days following such determination any payments for legal fees and related expenses as to which the Employee was not entitled.

10.  No Assignments.

(a)  This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place.  Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 7(e) hereof.  For purposes of implementing the provisions of this Section 10(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)  This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or if there is no such designee, to the Employee’s estate.

11.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

12.  Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

13.  Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.  Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Missouri.

16.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Poplar Bluff, Missouri under the commercial arbitration rules of the American Arbitration Association (the “AAA”) then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall be selected by the mutual agreement of the parties within ten (10) business days of the date when the parties shall first have the opportunity to select an arbitrator (the “Selection Period”); provided, however, that if the parties fail to agree upon an arbitrator by the expiration of the Selection Period, then each party shall, within five (5) business days after the expiration of the Selection Period, select an arbitrator from the list of arbitrators provided by the AAA and the two arbitrators so selected by each party, acting independently, shall, as soon as practicable and within thirty (30) days of both being selected, agree upon the selection of the arbitrator to arbitrate the controversy or claim.

17. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

18. Changes in Statutes or Regulations.  If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

19. Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Employee with respect to the matters agreed to herein. All prior agreements between the Bank and the Employee with respect to the matters agreed to herein, including the Prior Agreement, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	SOUTHERN BANK

/s/ Lorna Brannum		/s/ Sammy A. Schalk
Lorna Brannum, Secretary	By:	Sammy A. Schalk
	Its:	Chairman

EMPLOYEE

/s/ Greg Steffens
Greg Steffens

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